As filed with the Securities and Exchange Commission on March 17, 2006
Registration No. 333-___

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-8
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933
Open Solutions Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	22-3173050
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

455 Winding Brook Drive	06033
Glastonbury, Connecticut
(Address of Principal Executive Offices)	(Zip Code)
2000 Stock Incentive Plan
(Full Title of the Plan)
Louis Hernandez, Jr.
Chairman of the Board and Chief Executive Officer
455 Winding Brook Drive
Glastonbury, Connecticut 06033
(Name and Address of Agent For Service)
(860) 652-3155
(Telephone Number, Including Area Code, of Agent For Service)
CALCULATION OF REGISTRATION FEE

Title of Each Class		Proposed Maximum	Proposed Maximum
of Securities To Be	Amount To Be	Offering Price Per	Aggregate Offering	Amount of
Registered	Registered(1)	Share	Price	Registration Fee
Common Stock, $0.01 par value per share	998,348 shares	$25.70(2)	$25,657,543.60(2)	$2,745.36

(1)	In accordance with Rule 416 under the Securities Act of 1933, as amended, this registration statement shall be deemed to cover any additional securities that may from time to time be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)	Estimated solely for the purpose of calculating the registration fee, in accordance with Rule 457(h) of the Securities Act of 1933, as amended. The price per share and aggregate offering price are calculated on the basis of the average of the high and low prices of the Registrant’s Common Stock as reported on the Nasdaq National Market on March 10, 2006, in accordance with Rule 457(c) of the Securities Act of 1933, as amended.

STATEMENT OF INCORPORATION BY REFERENCE
Item 6. Indemnification of Directors and Officers.
Item 9. Undertakings.
SIGNATURES
INDEX TO EXHIBITS
EX-5 OPINION OF WILLMER CUTLER PICKERING HALE & DORR
EX-23.2 CONSENT OF PRICEWATERHOUSECOOPERS LLP

STATEMENT OF INCORPORATION BY REFERENCE
This Registration Statement on Form S-8, relating to Open Solutions Inc.’s (the “Registrant’s” or “our”) 2000 Stock Incentive Plan, incorporates by reference the contents of (i) the Registration Statement on Form S-8, File No. 333-112571, filed with the Securities and Exchange Commission on February 6, 2004, relating to the Registrant’s 1994 Stock Option Plan, 2000 Stock Incentive Plan and 2003 Stock Incentive Plan, and (ii) the Registration Statement on Form S-8, File No. 333-123091, filed with the Securities and Exchange Commission on March 2, 2005, relating to the Registrant’s 2000 Stock Incentive Plan, except for the information required by Items 6 and 9, which are contained below.
     Item 6. Indemnification of Directors and Officers.
     Article SEVENTH of our Restated Certificate of Incorporation, as amended to date (the “Charter”) eliminates the personal liability of directors to the fullest extent permitted by Section 102(b)(7) of the Delaware General Corporation Law and provides that no director of our company shall be personally liable for any monetary damages for any breach of fiduciary duty as a director, except to the extent that the Delaware General Corporation Law statute prohibits the elimination or limitation of liability of directors for breach of fiduciary duty.
     Article EIGHTH of our Charter provides that each of our directors and officers (a) shall be indemnified by us against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement incurred in connection with any litigation or other legal proceeding (other than an action by or in the right of us) threatened or brought against him by virtue of the fact that he is, or has agreed to serve as, a director or officer of our company or is serving in the position of director, officer, partner, employee or trustee of another corporation, partnership, joint venture trust or other enterprise on our behalf, if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, our best interests, and, with respect to any criminal action or proceeding, he had no reasonable cause to believe his conduct was unlawful and (b) shall be indemnified by us against all expenses (including attorneys’ fees) and amounts paid in settlement incurred in connection with any action by or in the right of us brought against him by virtue of the fact that he is, or has agreed to serve as, a director or officer of our company or is serving in the position of director, officer, partner, employee or trustee of another corporation, partnership, joint venture trust or other enterprise on our behalf, if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, our best interests, except that no indemnification shall be made with respect to any matter as to which such person shall have been adjudged to be liable to us, unless a court determines that, despite such adjudication but in view of all of the circumstances, he is entitled to indemnification of such expenses. Notwithstanding the foregoing, to the extent that a director or officer has been successful, on the merits or otherwise, including, without limitation, the dismissal of an action without prejudice, he is required to be indemnified by us against all expenses (including attorneys’ fees) incurred in connection therewith. Expenses shall be advanced to a director or officer at his request, provided that he undertakes to repay the amount advanced if it is ultimately determined that he is not entitled to indemnification for such expenses.
     Indemnification is required to be made unless we determine that the applicable standard of conduct required for indemnification has not been met. In the event of a determination by us that the director or officer did not meet the applicable standard of conduct required for indemnification or if we fail to make an indemnification payment within 30 days after such payment is claimed by such person, such person is permitted to petition the court to make an independent determination as to whether such person is entitled to indemnification. As a condition precedent to the right of indemnification, the director or officer must give us notice of the action for which indemnity is sought and we have the right to participate in such action or assume the defense thereof.

1

     Article EIGHTH of our Charter further provides that the indemnification provided therein is not exclusive, and provides that in the event that the Delaware General Corporation Law statute is amended, we must continue to indemnify our directors and officers with respect to any action that arose prior to the amendment, to the same extent that the director or officer would have been indemnified prior to the amendment.
     Section 145 of the Delaware General Corporation Law provides that a corporation has the power to indemnify a director, officer, employee, or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against amounts paid and expenses incurred in connection with an action or proceeding to which he is or is threatened to be made a party by reason of such position, if such person shall have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal proceeding, if such person has no reasonable cause to believe his conduct was unlawful, except that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the adjudicating court determines that such indemnification is proper under the circumstances.
     In addition to the indemnification provided for in our Charter, we have entered into indemnification agreements with each of our directors and officers. Each indemnification agreement provides that we will indemnify the director or officer to the fullest extent permitted by law for claims arising in his or her capacity as a director, officer, employee or agent of ours. We are required to advance his or her expenses in connection with his or her defense, provided that he or she undertakes to repay all amounts advanced if it is ultimately determined that he or she is not entitled to be indemnified by us.
     We maintain a general liability insurance policy which covers certain liabilities of directors and officers of our corporation arising out of claims based on acts or omissions in their capacities as directors or officers.
     At present, there is no pending litigation or proceeding involving any director, officer, employee or agent as to which indemnification will be required or permitted under our Charter. The Registrant is not aware of any threatened litigation or proceeding that may result in a claim for such indemnification.
     Item 9. Undertakings.
1.    Item 512(a) of Regulation S-K. The undersigned registrant hereby undertakes:
        (1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
          (i)     To include any prospectus required by Section 10(a)(3) of the Securities Act;
          (ii)    To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and
          (iii)    To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
provided, however, that paragraphs (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

     (2)   That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
2.   Item 512(b) of Regulation S-K. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
3.   Item 512(h) of Regulation S-K. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Glastonbury, state of Connecticut, on this 17th day of March, 2006.

OPEN SOLUTIONS INC.
By:	/s/ Louis Hernandez, Jr.
Louis Hernandez, Jr.
Chairman of the Board and Chief Executive Officer

POWER OF ATTORNEY AND SIGNATURES
     We, the undersigned officers and directors of Open Solutions Inc., hereby severally constitute and appoint Louis Hernandez, Jr. and Kenneth J. Saunders, and each of them singly, our true and lawful attorneys with full power to them, and each of them singly, to sign for us and in our names in the capacities indicated below, the registration statement on Form S-8 filed herewith and any and all subsequent amendments to said registration statement, and generally to do all such things in our names and on our behalf in our capacities as officers and directors to enable Open Solutions Inc. to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any of them, to said registration statement and any and all amendments thereto.
     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Louis Hernandez Jr. Louis Hernandez Jr.	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)	March 17, 2006

/s/ Kenneth J. Saunders Kenneth J. Saunders	Executive Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	March 17, 2006

/s/ Douglas K. Anderson Douglas K. Anderson	Director	March 17, 2006

/s/ Howard L. Carver Howard L. Carver	Director	March 17, 2006

/s/ Dennis F. Lynch Dennis F. Lynch	Director	March 17, 2006

/s/ Samuel F. McKay Samuel F. McKay	Director	March 17, 2006

/s/ Carlos P. Naudon Carlos P. Naudon	Director	March 17, 2006

/s/ Richard P. Yanak Richard P. Yanak	Director	March 17, 2006

INDEX TO EXHIBITS

Number	Description

4.1(1)	Restated Certificate of Incorporation of the Registrant

4.2(1)	Amended and Restated By-Laws of the Registrant

5	Opinion of Wilmer Cutler Pickering Hale and Dorr LLP, counsel to the Registrant

23.1	Consent of Wilmer Cutler Pickering Hale and Dorr LLP (included in Exhibit 5)

23.2	Consent of PricewaterhouseCoopers LLP

24	Power of Attorney (included on the signature page of this Registration Statement)

(1)	Previously filed with the Securities and Exchange Commission as an Exhibit to the Registrant’s Registration Statement on Form S-1, as amended (File No. 333-108293), and incorporated herein by reference.